Exhibit 8.1

	Percentage participation in voting rights as of December 31,
	2003	2004	2005
	Total	Total	Direct	Indirect	Total
Enigesa S.A. (Chile)	100.00	100.00	99.51	0.49	100.00
Ingendesa S.A. (1) (Chile)	97.64	97.64	98.75	1.25	100.00
Pehuenche S.A. (Chile)	92.65	92.65	92.65	—	92.65
Endesa Argentina S.A. (2) (Argentina)	99.99	99.99	97.99	2.00	99.99
Endesa Chile Internacional (Chile)	100.00	100.00	100.00	—	100.00
Pangue S.A. (Chile)	94.99	94.99	94.97	0.02	94.99
Hidroinvest S.A. (Argentina)	69.93	69.93	—	69.93	69.93
Hidroeléctrica El Chocón S.A. (Argentina)	65.19	65.19	—	65.19	65.19
Endesa Costanera S.A. (Argentina)	64.26	62.26	12.33	51.93	64.26
Endesa Brasil Participacoes Ltda. (Brasil)	100.00	100.00	5.00	95.00	100.00
Túnel El Melón S.A. (Chile)	99.95	95.95	99.95	—	99.95
Compañia Eléctrica Cono Sur S.A. (Chile)	100.00	100.00	100.00	—	100.00
Central Hidroeléctrica Betania S.A. (Colombia)	85.62	85.62	0.44	85.18	85.62
Endesa de Colombia S.A. (3) (Colombia)	100.00	—	—	—	—
Lajas Inversora S.A. (4) (Brasil)	100.00	100.00	—	—	—
Cachoeira Dourada S.A. (1), (5) (Brasil)	99.61	99.61	—	—	—
Capital de Energía S.A. (6) (Colombia)	50.90	51.00	0.05	50.95	51.00
Emgesa S.A. (7) (Colombia)	51.32	51.32	—	51.32	51.32
Edegel S.A. (Perú)	63.56	63.56	—	63.56	63.56
Generandes Perú S.A. (Perú)	59.63	59.63	—	59.63	59.63
Compañia Eléctrica San Isidro S.A. (1), (7) (Chile)	100.00	100.00	50.00	50.00	100.00
Compañia Eléctrica Tarapacá S.A. (Chile)	100.00	100.00	99.94	0.06	100.00
Inversiones Endesa Norte S.A. (Chile)	100.00	100.00	99.99	0.01	100.00
Ingendesa Do Brasil Limitada (Brasil)	100.00	100.00	—	100.00	100.00
Endesa Eco S.A. (Chile)(8)	—	—	99.99	0.01	100.00

(1)          See note 10(c)(iv).

(2)          On November 17, 2004, the Company would 492,920 shares (2% of its participation) of this company to Enigesa S.A.

(3)          Endesa de Colombia S.A., which held 8.91% of Central Hidroeléctrica Betania S.A., was liquidated on December 17, 2004.  As a result of this transaction Endesa Chile (individual legal entity) and Compañia Eléctrica Conosur, S.A., who owned shares of Endesa de Colombia S.A. acquired additional participation in Central Hidroeléctrica Betania S.A.

(4)          See note 10(f)(ii).

(5)          Subsequent to October 1, 2005, the Company’s subsidiary Cachoeira Dourada S.A. was not included in the consolidated financial statements of Endesa Chile any more due to the restructuring process of the Brazilian operations (see Note 10(c)(iii)).  On the following page, a pro-forma balance sheet to Endesa Chile shows the 2004 effects if Cachoeira Dourada had never been consolidated.

(6)          In 2004 as the result of the review of ownership related to shareholdings in Capital de Energia S.A., the Company determined that its participation is 0.1% greater.  The increase in participation of ThCh$ 224,549 was recorded in the income statement for the year ended December 31, 2004.

(7)          Endesa Chile owns 100% of the class A shares of Compañia Eléctrica San Isidro, which composes 50% share capital of this company and are the only shares with voting rights.

(8)          See Note 10(b)(i).